Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM REPORTS THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS

Conference Call to begin at 4:30 p.m. Eastern Time Tuesday, April 11, 2006

LAKE SUCCESS, N.Y. (April 11, 2006) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for the third quarter of fiscal year 2006 ended March 4, 2006. Highlights during the quarter included:

•	Net sales were $32.3 million, compared with $30.8 million in the third quarter of fiscal 2005
•

Net earnings were $4.3 million, compared with $2.9 million in the third quarter of fiscal 2005; earnings included tax benefits associated with the Company’s planned closing of its Japanese subsidiary and the gain on the sale of the Company’s Westbury manufacturing facility

•	CT injector systems sales were up 36%
•	Department of Defense requests RSDL be included in the government’s Fiscal 2007 budget
•	Presentation of data continued to confirm the efficacy of VoLumen® in small bowel imaging and PET/CT

Net sales for the third quarter ended March 4, 2006 were $32.3 million, up 5% over net sales of $30.8 million for the third quarter ended February 26, 2005. Growth in the Empower® injectors systems and increased contract manufacturing contributed to the increased sales, but was offset by lower sales of CT oral contrast and fluoroscopy products, which was due to the consolidation of the two largest U.S. distributors of radiology supplies during the third quarter of fiscal 2006. Gross profit for the third quarter of 2006 was $12.8 million, a slight increase from $12.7 million recorded for the year-ago quarter, while gross profit as a percentage of sales was 40%, compared with 41% reported in the third quarter of 2005. Gross profit during the third quarter of fiscal 2006 was adversely affected by increased raw material costs, particularly barium, and a stronger Canadian dollar.

Operating expenses were $10.7 million, compared with $11.0 million for the prior-year quarter. Increased selling and administrative costs were more than offset by the $1.2 million gain on the sale of the Company’s Westbury, N.Y. manufacturing facility. The current quarter included $0.2 million in restructuring charges related to the planned closing of the Company’s Japanese subsidiary, and last year’s quarter included plant closing and operational restructuring costs of $0.6 million associated with the company’s Manufacturing, Streamlining and Restructuring program. Operating profit was $2.1 million in the third quarter of fiscal 2006, up 22% over $1.7 million in the comparable prior-year quarter.

Other income for the fiscal 2006 third quarter was $0.3 million, compared with other income during the same period last year of $1.5 million, which included $1.0 million in gains on the sale of securities as well as $0.5 million in foreign currency exchange gains.

For the fiscal 2006 third quarter, the Company reported a tax benefit of $2.0 million against earnings from continuing operations before income taxes of $2.4 million. This was due primarily to a tax benefit of $2.3 million associated with the closing of the Company’s Japanese subsidiary, and the reversal of a valuation allowance of $0.5 million relating to a previously impaired, non-core equity security. For the third quarter of fiscal 2005, the Company’s effective tax rate of 10% differed from the Federal statutory rate of 34%, due primarily to the reversal of a valuation allowance relating to a previously impaired, non-core equity security sold during the quarter and the closing of the Company’s Puerto Rico subsidiary in 2004.

Net earnings in the 2006 third quarter were $4.3 million, or $0.39 per diluted share, compared with net earnings of $2.9 million, or $0.27 per diluted share, for the prior-year quarter.

For the nine months (40 weeks) ended March 4, 2006, net sales were $101.3 million, up 25% compared with net sales of $81.1 million for the nine months (39 weeks) ended February 26, 2005. Gross profit increased 27% to $44.0 million from $34.6 million in the prior-year period, and, as a percentage of sales was 43.4% compared with 42.7% recorded for the prior-year period. Operating profit increased over 250% to $8.6 million, compared with $2.4 million reported last year. Earnings from continuing operations for the first nine months of fiscal 2006 were $8.4 million, or $0.76 per diluted share, up sharply compared with $4.4 million, or $0.40 per diluted share, in the same period last year.

E-Z-EM had cash, cash equivalents and short-term marketable securities as of March 4, 2006 of $31.7 million, compared with $28.6 million as of May 28, 2005. Working capital was $74.1 million as of March 4, 2006, compared with $59.6 million as of the previous year-end.

Commenting on the results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “Our overall results for the third quarter were good. Though sales of CT contrast and fluoroscopy contrast were down 9% and 8%, respectively, from the previous year’s quarter, we believe this was primarily due to the consolidation of the two largest U.S. distributors in the sector, which resulted in inventory realignments that impacted normal ordering patterns. Additionally, higher sourcing costs for barium as well as the impact of continued weakening of the U.S. dollar against the Canadian dollar, negatively impacted gross margins for the quarter.

Growth in net sales was led by our CT Injector systems, which grew 36.4% over the prior year quarter, driven primarily by syringes and by our dual head injector system, EmpowerCTA®. These results underscore our strong installation base, and the overall growth in CT imaging procedures particularly in CT angiography and other cardiac imaging procedures, made possible by the newer multi-detector scanners. Our recently launched IRiSCT™ Injector Reporting Information System—a patent-pending software package that automates the data collection process for all critical functions of the CT injector—is being well received by the market. IRiSCT is the only product of its type on the market, and we believe this will give our injector systems a unique competitive advantage going forward. Contract manufacturing also delivered a strong quarter, with a $1.3 million or 50% increase over the previous year’s quarter.

Mr. Lombardo continued, “Another highlight this quarter was a continuing flow of positive research results for VoLumen in the field of CT enterography for inflammatory bowel disease. This was again illustrated recently at the Society of Computed Body Tomography in March and the Society of Gastrointestinal Radiology in February, where several papers were presented on the advantages of Low Hounsfield contrast agents (VoLumen) in CTE, PET/CT and overall abdominal imaging. We continue to support the academic review of VoLumen in a range of applications and believe that these presentations, along with peer-reviewed papers will have positive long-term impact on its adoption.

“During the quarter, we made a strategic decision to close our Japanese subsidiary. We had established our presence in the Japanese market via a small acquisition nearly 20 years ago. The acquisition provided a sub optimal presence and limited our ability to build a more robust solution. We decided to divest ourselves of this operation now as we were able to do so in a way that resulted in minimal restructuring charges to the company, and, in fact, also resulted in a positive impact with regard to a tax benefit this quarter. Recognizing that Japan represents a vibrant CT market, we will continue to work on developing a more appropriate presence via strategic alliances in this geographic region.

“We were also pleased to see that the Department of Defense listed a procurement request for Reactive Skin Decontamination Lotion in the fiscal 2007 U.S. budget. Of course this budget is subject to the approval of Congress and a decision by the DoD to begin procurement of the product, but we are optimistic that sales to the DoD could begin in February 2007.”

Fiscal Year 2006 Financial Guidance

The Company is revising its net earnings guidance for fiscal 2006 upwards as a result of the tax benefits gained in the third quarter of fiscal 2006. Sales continue to be expected to fall in a range from $135 million to $139 million, and net earnings are now expected to be $9.7 million to $10.3 million, compared with prior guidance of $6.8 million to $7.4 million.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Tuesday, April 11, 2006 beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 7522252. In addition, participants may access the call over the Internet by visiting the Company’s Web site at www.ezem.com. The call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive global manufacturer and marketer of RSDL for first-responder organizations and military services in many countries. RSDL is a liquid skin decontaminant that breaks down chemical agents such as Sarin or VX in seconds, leaving a non-toxic liquid that can be washed away with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; the extent and duration of the Mallinckrodt recall of liquid barium products, the impact of U.S. Distributor consolidation, the impact of Mallinckrodt’s return to the marketplace; continued growth in CT injector systems and CT imaging contrast product sales; successful completion of DoD field testing and placement of DoD orders for RSDL, general military and first-responder market acceptance and sales of RSDL, approval of the DoD fiscal 2007 budget request for RSDL, market acceptance and sales of IRiSCT, successful development and the receipt of regulatory clearance for EZ Chem, market acceptance and future sales of VoLumen®; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended December 3, 2005 and its Annual Report on Form 10-K for the fiscal year ended May 28, 2005. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 4, 2006	May 28, 2005
Assets

Current assets
Cash, cash equivalents and debt and equity securities	$31,687	$28,602
Accounts receivable, net	22,538	17,677
Inventories, net	27,462	22,822
Other current assets	7,944	6,149

Total current assets	89,631	75,250

Property, plant & equipment, net	12,972	13,256
Other non-current assets	15,882	13,549
Non-current assets held for disposal		3,593

Total assets	$118,485	$105,648

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$4,541	$5,069
Accrued liabilities	10,611	9,916
Other current liabilities	393	653

Total current liabilities	15,545	15,638

Long-term liabilities	4,159	4,290
Stockholders’ equity	98,781	85,720

Total liabilities and stockholders’ equity	$118,485	$105,648

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

	Thirteen weeks ended		Forty weeks ended March 4, 2006	Thirty-nine weeks ended February 26, 2005
	March 4, 2006	February 26, 2005

Net sales	$32,265	$30,833	$101,253	$81,067
Cost of goods sold	19,487	18,106	57,274	46,462

Gross profit	12,778	12,727	43,979	34,605

Operating expenses	10,670	10,993	35,375	32,185

Operating profit	2,108	1,734	8,604	2,420

Other income (expense), net	276	1,495	22	2,503

Earnings from continuing operations before income taxes	2,384	3,229	8,626	4,923

Income tax provision (benefit)(1)	(1,958)	311	206	551

Earnings from continuing operations	4,342	2,918	8,420	4,372

Earnings from discontinued operation, net of income tax provision				1,228

Net earnings	$4,342	$2,918	$8,420	$5,600

Basic earnings per common share
From continuing operations	$0.40	$0.27	$0.78	$0.41
From discontinued operation, net of income tax provision				0.11

Net earnings	$0.40	$0.27	$0.78	$0.52

Diluted earnings per common share
From continuing operations	$0.39	$0.27	$0.76	$0.40
From discontinued operation, net of income tax provision				0.11

Net earnings	$0.39	$0.27	$0.76	$0.51

Weighted average common shares
Basic	10,855	10,772	10,846	10,751
Diluted	11,190	10,960	11,100	10,943

(1)

Both the thirteen weeks and forty weeks ended March 4, 2006 include a tax benefit of $2,347,000 associated with the closing of the Company’s Japanese subsidiary, and the reversal of a valuation allowance of $496,000 relating to a previously impaired, non-core equity security.

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